Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

ACADIA HEALTHCARE NAMES VICKY GREGG, FORMER CEO OF BLUECROSS BLUESHIELD OF TENNESSEE, TO BOARD OF DIRECTORS

FRANKLIN, Tenn. – May 19, 2016 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Vicky Gregg has been named to its Board of Directors.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, remarked, “We are very pleased to be adding an individual to Acadia’s Board with the healthcare expertise and accomplishments that Vicky Gregg has achieved across her outstanding career. We welcome her to Acadia, and we look forward to her contributions to our Company’s ongoing growth as one of the healthcare industry’s leading providers of high quality behavioral healthcare.”

A nurse by education, Ms. Gregg brings over 30 years of experience in diverse healthcare environments to Acadia, which include clinical care, hospital administration, long-term care and healthcare benefits and financing. She joined BlueCross BlueShield of Tennessee in 1995 and served as Chief Executive Officer from January 2003 through the end of 2012. During this period, she was appointed by Senate Majority Leader Bill Frist to the National Institutes of Health Commission on Systemic Interoperability; served on the Board of America’s Health Insurance Plans, including two years as Chairman; served on the Board of the BlueCross BlueShield Association; was Chairman of the Board of the National Institute of Healthcare Management; and was appointed by Governor Bill Haslam to the University of Tennessee Board of Trustees. Previously, Ms. Gregg was with Humana Health Plans, most recently as CEO for Kentucky, Ohio and Southern Indiana, as well as Director of Marketing for Retirement Centers of America. She began her career as a nurse technician at Erlanger Regional Medical Center and became a Staff Nurse in Emergency Medicine, as well as a Clinical Nurse Specialist in Erlanger’s End Stage Renal Disease Program.

Since November 2014, Ms. Gregg has served as a Co-Founder and Partner of Guidon Partners, an investor and consultant for an array of privately held healthcare companies. She currently serves on the Board of Directors of two other public companies, Quest Diagnostics and Team Health.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. At Acadia operates a network of 587 behavioral healthcare facilities with approximately 17,400 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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